EXHIBIT 10.92

PG&E CORPORATION
2014 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD

PG&E CORPORATION, a California corporation, hereby grants Restricted Stock Units to the Recipient named below (sometimes referred to as “you”). The Restricted Stock Units have been granted under the PG&E Corporation 2014 Long-Term Incentive Plan, as amended (the “LTIP”). The terms and conditions of the Restricted Stock Units are set forth in this cover sheet and in the attached Restricted Stock Unit Agreement (the “Agreement”).
Date of Grant:     March 1, 2021
Name of Recipient:     Julius Cox
Recipient’s Participant ID:     XXXXXXX
Number of Restricted Stock Units:     41,021

By accepting this award, you agree to all of the terms and conditions described in the attached Agreement. You and PG&E Corporation agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of the attached Agreement. You are also acknowledging receipt of this award, the attached Agreement, and a copy of the prospectus describing the LTIP and the Restricted Stock Units dated March 2021.
If, for any reason, you wish to not accept this award, please notify PG&E Corporation in writing within 30 calendar days of the date of this award at ATTN: LTIP Administrator, Pacific Gas and Electric Company, 245 Market Street, N2T, San Francisco, 94105.

Attachment

PG&E CORPORATION
2014 LONG-TERM INCENTIVE PLAN
NON-ANNUAL RESTRICTED STOCK UNIT AGREEMENT

The LTIP and Other Agreements
This Agreement and the above cover sheet constitute the entire understanding between you and PG&E Corporation regarding the Restricted Stock Units, subject to the terms of the LTIP. Any prior agreements, commitments, or negotiations are superseded. In the event of any conflict or inconsistency between the provisions of this Agreement or the above cover sheet and the LTIP, the LTIP will govern. Capitalized terms that are not defined in this Agreement or the above cover sheet are defined in the LTIP. In the event of any conflict between the provisions of this Agreement or the above cover sheet and the PG&E Corporation 2012 Officer Severance Policy, this Agreement or the above cover sheet will govern, as applicable. For purposes of this Agreement, employment with PG&E Corporation means employment with any member of the Participating Company Group.

Grant of Restricted Stock Units
PG&E Corporation grants you the number of Restricted Stock Units shown on the cover sheet of this Agreement. The Restricted Stock Units are subject to the terms and conditions of this Agreement and the LTIP.

Vesting of Restricted Stock Units
As long as you remain employed with PG&E Corporation, the total number of Restricted Stock Units originally subject to this Agreement, as shown on the cover sheet, will vest in accordance with the below vesting schedule (the “Normal Vesting Schedule”).
       20,510 on March 01, 2022
       20,511 on March 01, 2023
The amounts payable upon each vesting date are hereby designated separate payments for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”). Except as described below, all Restricted Stock Units subject to this Agreement which have not vested upon termination of your employment will then be cancelled. As set forth below, the Restricted Stock Units may vest earlier upon the occurrence of certain events.

Dividends	Restricted Stock Units will accrue Dividend Equivalents in the event that cash dividends are paid with respect to PG&E Corporation common stock having a record date prior to the date on which the RSUs are settled. Such Dividend Equivalents will be converted into cash and paid, if at all, upon settlement of the underlying Restricted Stock Units.
Settlement
Vested Restricted Stock Units will be settled in an equal number of shares of PG&E Corporation common stock, subject to the satisfaction of Withholding Taxes, as described below. PG&E Corporation will issue shares as soon as practicable after the Restricted Stock Units vest in accordance with the Normal Vesting Schedule (but not later than sixty (60) days after the applicable vesting date); provided, however, that such issuance will, if earlier, be made with respect to all of your outstanding vested Restricted Stock Units (after giving effect to the vesting provisions described below) as soon as practicable after (but not later than sixty (60) days after) the earliest to occur of your (1) Disability (as defined under Code Section 409A), (2) death, or (3) “separation from service,” within the meaning of Code Section 409A within 2 years following a Change in Control.

Voluntary Termination	In the event of your voluntary termination (other than Retirement), all unvested Restricted Stock Units will be cancelled on the date of termination.
Retirement	[In the event of your Retirement, any unvested Restricted Stock Units that would have vested within the 12 months following such Retirement had your employment continued will continue to vest and be settled pursuant to the Normal Vesting Schedule (without regard to the requirement that you be employed), subject to the earlier settlement provisions of this Agreement; provided, however, that in the event of your Retirement within 2 years following a Change in Control, those Restricted Stock Units that would have vested within 12 months following such Retirement will be vested and settled as soon as practicable after (but not later than 60 days after) the date of such Retirement. All other unvested Restricted Stock Units will be cancelled. Your voluntary termination of employment will be considered Retirement if you are age 55 or older on the date of termination (other than termination for cause) and if you were employed by PG&E Corporation for at least eight consecutive years ending on the date of termination of your employment.

Termination for Cause
If your employment with PG&E Corporation is terminated at any time by PG&E Corporation for cause, all unvested Restricted Stock Units will be cancelled on the date of termination. In general, termination for “cause” means termination of employment because of dishonesty, a criminal offense, or violation of a work rule, and will be determined by and in the sole discretion of PG&E Corporation. For the avoidance of doubt, you will not be eligible to retire if your employment is being or is terminated for cause.

Termination other than for Cause	If your employment with PG&E Corporation is terminated by PG&E Corporation other than for cause or Retirement, any unvested Restricted Stock Units that would have vested within the 12 months following such termination had your employment continued will continue to vest and be settled pursuant to the Normal Vesting Schedule (without regard to the requirement that you be employed), subject to the earlier settlement provisions of this Agreement. All other unvested Restricted Stock Units will be cancelled unless your termination of employment was in connection with a Change in Control as provided below.
Death/Disability
In the event of your death or Disability (as defined in Code Section 409A) while you are employed, all of your Restricted Stock Units will vest and be settled as soon as practicable after (but not later than sixty (60) days after) the date of such event. If your death or Disability occurs following the termination of your employment and your Restricted Stock Units are then outstanding under the terms hereof, then all of your vested Restricted Stock Units plus any Restricted Stock Units that would have otherwise vested during any continued vesting period hereunder will be settled as soon as practicable after (but not later than sixty (60) days after) the date of your death or Disability.

Termination Due to Disposition of Subsidiary
If your employment is terminated (other than for cause, your voluntary termination, or your Retirement) (1) by reason of a divestiture or change in control of a subsidiary of PG&E Corporation, which divestiture or change in control results in such subsidiary no longer qualifying as a subsidiary corporation under Code Section 424(f), or (2) coincident with the sale of all or substantially all of the assets of a subsidiary of PG&E Corporation, then your Restricted Stock Units will vest and be settled in the same manner as for a “Termination other than for Cause” described above.

Change in Control
In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without your consent, either assume or continue PG&E Corporation’s rights and obligations under this Agreement or provide a substantially equivalent award in substitution for the Restricted Stock Units subject to this Agreement.
If the Restricted Stock Units are neither so assumed nor so continued by the Acquiror, and the Acquiror does not provide a substantially equivalent award in substitution for the Restricted Stock Units, all of your unvested Restricted Stock Units will vest immediately preceding and contingent on, the Change in Control and be settled in accordance with the Normal Vesting Schedule, subject to the earlier settlement provisions of this Agreement.

Termination In Connection with a Change in Control
If you separate from service (other than termination for cause, your voluntary termination, or your Retirement) in connection with a Change in Control within three months before the Change in Control occurs, all of your outstanding Restricted Stock Units (including Restricted Stock Units that you would have otherwise forfeited after the end of the continued vesting period) will vest on the date of the Change in Control and will be settled in accordance with the Normal Vesting Schedule (without regard to the requirement that you be employed) subject to the earlier settlement provisions of this Agreement.
In the event of such a separation in connection with a Change in Control within two years following the Change in Control, your Restricted Stock Units (to the extent they did not previously vest upon, for example, failure of the Acquiror to assume or continue this award) will vest on the date of such separation and will be settled as soon as practicable after (but not later than sixty (60) days after) the date of such separation. PG&E Corporation has the sole discretion to determine whether termination of your employment was made in connection with a Change in Control.

Delay	PG&E Corporation will delay the issuance of any shares of common stock to the extent it is necessary to comply with Code Section 409A(a)(2)(B)(i) (relating to payments made to certain “key employees” of certain publicly-traded companies); in such event, any shares of common stock to which you would otherwise be entitled during the six (6) month period following the date of your “separation from service” under Section 409A (or shorter period ending on the date of your death following such separation) will instead be issued on the first business day following the expiration of the applicable delay period.

Withholding Taxes
The number of shares of PG&E Corporation common stock that you are otherwise entitled to receive upon settlement of Restricted Stock Units will be reduced by a number of shares having an aggregate Fair Market Value, as determined by PG&E Corporation, equal to the amount of any Federal, state, or local taxes of any kind required by law to be withheld by PG&E Corporation in connection with the Restricted Stock Units determined using the applicable minimum statutory withholding rates, including social security and Medicare taxes due under the Federal Insurance Contributions Act and the California State Disability Insurance tax (“Withholding Taxes”). If the withheld shares were not sufficient to satisfy your minimum Withholding Taxes, you will be required to pay, as soon as practicable, including through additional payroll withholding, any amount of the Withholding Taxes that is not satisfied by the withholding of shares described above.

Leaves of Absence
For purposes of this Agreement, if you are on an approved leave of absence from PG&E Corporation, or a recipient of PG&E Corporation sponsored disability benefits, you will continue to be considered as employed. If you do not return to active employment upon the expiration of your leave of absence or the expiration of your PG&E Corporation sponsored disability benefits, you will be considered to have voluntarily terminated your employment. See above under “Voluntary Termination.”
Notwithstanding the foregoing, if the leave of absence exceeds six (6) months, and a return to service upon expiration of such leave is not guaranteed by statute or contract, then you will be deemed to have had a “separation from service” for purposes of any Restricted Stock Units that are settled hereunder upon such separation. To the extent an authorized leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least six (6) months and such impairment causes you to be unable to perform the duties of your position of employment or any substantially similar position of employment, the six (6) month period in the prior sentence will be twenty-nine (29) months.
PG&E Corporation reserves the right to determine which leaves of absence will be considered as continuing employment and when your employment terminates for all purposes under this Agreement.

Voting and Other Rights	You will not have voting rights with respect to the Restricted Stock Units until the date the underlying shares are issued (as evidenced by appropriate entry on the books of PG&E Corporation or its duly authorized transfer agent). No Restricted Stock Units and no shares of Stock that have not been issued hereunder may be sold, assigned, transferred, pledged, or otherwise encumbered, other than by will or the laws of decent and distribution, and the Restricted Stock Units may be exercised during the life of the Recipient only by the Recipient or the Recipient’s guardian or legal representative.
No Retention Rights	This Agreement is not an employment agreement and does not give you the right to be retained by PG&E Corporation. Except as otherwise provided in an applicable employment agreement, PG&E Corporation reserves the right to terminate your employment at any time and for any reason.
Recoupment of Awards	Awards are subject to recoupment in accordance with any applicable law and any recoupment policy adopted by the Corporation from time to time, including provisions of the Officer Severance Policy, and provisions of the PG&E Corporation and Pacific Gas and Electric Company Executive Incentive Compensation Recoupment Policy, as last revised on February 19, 2019 and available on the PG&E@Work internet site for the Long-Term Incentive Plan (the policy and location may be changed from time to time by PG&E Corporation).
Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California.

PG&E CORPORATION
2014 LONG-TERM INCENTIVE PLAN

A total of 47,000,000 shares of PG&E Corporation common stock (“Shares”), no par value, are available for issuance under the PG&E Corporation 2014 Long-Term Incentive Plan, as may be amended (LTIP), less the number of Shares covered by awards granted under the PG&E Corporation 2006 Long-Term Incentive Plan after December 31, 2013, but prior to the effective date of the LTIP, and determined in accordance with Section 4.1 of the LTIP. The Shares will come from PG&E Corporation’s authorized, but unissued, shares of common stock and/or Shares reacquired by PG&E Corporation on the open market for this purpose. The purpose of the LTIP is to advance the interests of PG&E Corporation and its shareholders by providing officers, key management employees, and other eligible participants with financial incentives tied directly to PG&E Corporation's long-term business objectives. Awards granted under the LTIP can include stock options, stock appreciation rights (SARs), restricted stock, restricted stock units, performance shares, performance units, deferred compensation awards, and other stock-based awards.

This summary describes the stock options, SARs, restricted stock, performance awards, and restricted stock units which may be granted under the LTIP. This summary does not purport to be complete, and is qualified in its entirety by reference to the LTIP and your award agreement evidencing an award. The terms of the LTIP will govern in case there is any conflict with any part of this summary or your individual award agreement. Certain terms of stock options, SARS, restricted stock, restricted stock units, and performance awards differ from those described in this summary and such terms will be set forth in your award agreement governing such award. You may obtain a copy of the LTIP by calling or writing the LTIP Administrator, Pacific Gas and Electric Company, 245 Market Street, N2T, San Francisco, CA 94105, (415) 266-8644.
______________________________

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

March 2021

Contents

Information about the LTIP	iv
Administration of the LTIP.	iv
Eligibility.	iv
Duration of the LTIP.	iv
Adjustment Upon Changes in Number or Value of Shares of Common Stock.	iv
Award Agreements.	iv
Amendment and Termination of the LTIP and Incentive Awards.	iv
Withholding Taxes.	v
Recoupment of Awards.	v
Miscellaneous.	v
Stock Options	v
What is a stock option?	v
Will I be required to pay for a grant of a stock option?	v
When may I exercise my stock options?	v
How do I exercise my stock options?	v
What happens if my service with PG&E Corporation ends before my stock option is fully vested and exercisable?	vi
When do my stock options expire?	vi
Do I have any shareholder rights?	vi
How do I pay for shares and taxes upon exercise of my stock options?	vi
How is an incentive stock option different than a nonqualified stock option?	vi
Stock Appreciation Rights	vi
What is a stock appreciation right?	vi
Will I be required to pay for a grant of stock appreciation rights?	vii
When may I exercise my SARs?	vii
How do I exercise my SARs?	vii
What happens if my service with PG&E Corporation terminates before my stock appreciation right vests?	vii
When do my SARs expire?	vii
Do I have any shareholder rights?	vii
Restricted Stock	vii
What is a restricted stock award?	vii
Will I be required to pay for a grant of restricted stock?	vii
When will restricted stock awards vest?	vii
What happens to restricted stock awards if my service with PG&E Corporation terminates before my Award vests?	viii
When will restricted stock awards be settled?	viii
Do I have any shareholder rights?	viii
Restricted Stock Units	viii
What are restricted stock units?	viii
i

Will I be required to pay for a grant of restricted stock units?	viii
When will restricted stock units vest?	viii
What happens to restricted stock unit awards if my service with PG&E Corporation terminates before the scheduled vesting date?	viii
Will I receive dividends on restricted stock units?	viii
How soon will I receive the shares after the restricted stock units have vested?	ix
Do I have the same rights as other shareholders?	ix
Performance Awards	ix
What are performance awards?	ix
What are the performance measures and how do they work?	ix
When will performance awards vest?	ix
Termination of Service	ix
What happens to stock options, SARS, restricted stock, restricted stock units, and performance awards if my service is terminated?	ix
What happens to my stock options, SARS, restricted stock, performance awards, and restricted stock units if I retire?	x
Change in Control	x
What happens to stock options, SARS, restricted stock, restricted stock units, and performance awards if there is a “change in control” of PG&E Corporation?	x
What happens to my award if my service is terminated other than for cause in connection with a “change in control” of PG&E Corporation?	x
What would be considered a “change in control” of PG&E Corporation?	x
What happens to my award if I am terminated from my position with a subsidiary of PG&E Corporation as a result of the divestiture or change in control of the subsidiary?	xi
Transferability: Resale Restrictions	xi
May I transfer my stock options, SARS, restricted stock, restricted stock units, and performance awards to someone else?	xi
Are there any restrictions on my ability to sell common stock received when my awards are settled in shares of common stock or when I exercise my stock options?	xi
What if I am an executive officer of PG&E Corporation?	xi
Tax Consequences	xii
Are there any tax consequences when I am granted a nonqualified stock option or SARs?	xii
What are the tax consequences when I exercise my stock options or SARs?	xii
Will my exercise of a stock option or SAR be subject to tax withholding?	xii
What are the tax consequences if I sell the shares purchased upon exercise of a stock option?	xii
Are there any tax consequences when I am granted an incentive stock option?	xiii
What are the tax consequences when I exercise my incentive stock options?	xiii
What are the tax consequences if I sell the shares purchased upon exercise of an incentive stock option?	xiii
What if I make a qualifying disposition?	xiii
What if I make a disqualifying disposition?	xiii

What are the tax consequences relating to restricted stock (including any Performance Share awards)?	xiii
What is a Section 83(b) election?	xiii
How are dividends and dividend equivalents related to my restricted stock awards taxed?	xiv
What are the tax consequences relating to restricted stock units (including Performance Units)?	xiv
How can I satisfy the amount of California SDI and FICA taxes that may be due before my restricted stock units are settled?	xiv
How can I satisfy the withholding taxes that arise when my restricted stock units vest?	xiv
What are the tax consequences if I sell shares I acquire upon vesting of restricted stock unit awards or settlement of my restricted stock units?	xiv
What is the impact of Section 409A of the Code on my awards?	xv
Additional Information about PG&E Corporation	xv

Information about the LTIP
Administration of the LTIP.
The LTIP is administered by the Compensation Committee (the “Committee”) of the Board of Directors of PG&E Corporation (the “Company”). The Committee is composed entirely of directors who satisfy the definition of “independent director” set forth in PG&E Corporation’s Corporate Governance Guidelines and also meet the enhanced independence standards established by the New York Stock Exchange or any other applicable stock exchanges.

Generally, the Committee approves LTIP awards made to officers of PG&E Corporation and to officers of Pacific Gas and Electric Company and approves guidelines for LTIP awards to be made to certain other eligible participants during a particular year, including the amount and type of award, the terms and conditions of awards, and the aggregate value of awards. The Chief Executive Officer of PG&E Corporation has authority to implement the award guidelines approved by the Committee. The Committee may also (i) amend or modify awards in accordance with the terms of the LTIP, (ii) prescribe, amend or rescind rules relating to the LTIP, (iii) construe, interpret and reconcile any inconsistency regarding the LTIP and (iv) make all other determinations with respect to the LTIP, to the extent permitted by applicable law and subject to certain restrictions specified in the LTIP.

Eligibility.
Awards may be granted to employees, directors (including non-employee directors) and consultants of PG&E Corporation and certain subsidiaries, at the discretion of the Committee. Nothing in the LTIP or in any award agreement is intended to provide you with the right to remain in the service of the PG&E Corporation or any of its subsidiaries for any specific period.

Duration of the LTIP.
The LTIP will terminate on May 11, 2024, unless terminated sooner according to the terms of the LTIP.

Adjustment Upon Changes in Number or Value of Shares of Common Stock.
In the event of certain changes in PG&E Corporation common stock without receipt of consideration, such as stock dividends, stock splits, recapitalizations, mergers, consolidations and similar changes, or in the event of payment of certain non-stock dividends or distributions that have a material effect on the value of PG&E Corporation common stock, appropriate adjustments shall be made to the number and kind of shares subject to the LTIP and to any outstanding awards, the award limitations and in the exercise or purchase price per share under any outstanding awards in order to prevent dilution or enlargement of a participant’s right under the LTIP, subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Award Agreements.
    Awards granted under the LTIP will be evidenced by award agreements in a written or electronic form that will provide additional terms and conditions associated with such awards, as determined by the Committee.

Amendment and Termination of the LTIP and Incentive Awards.
The Board of Directors or the Committee may at any time suspend, terminate, modify, or amend the LTIP in any respect. However, shareholder approval of amendments shall be obtained in the manner and to the degree required by applicable laws or regulations, or the terms of the LTIP. The Committee also may amend or modify the terms and conditions of any incentive award granted under the LTIP, or extend, cancel or renew any grant of an award; provided that no such amendment, modification, cancellation, extension or renewal may, without your consent, adversely affect your rights under awards previously granted to you.

Withholding Taxes.
    You will be responsible for payment of any taxes or similar charges required by law to be paid or withheld with respect to any award, including with respect to the vesting, settlement and exercise of any award. Any required withholdings must be paid by you on or prior to the payment or other event that results in taxable income with respect to an award. The award agreement may specify the manner in which the withholding obligation shall be satisfied with respect to the particular type of award, which may include permitting you to elect to satisfy the withholding obligation by tendering shares of PG&E Corporation common stock to the PG&E Corporation or having the PG&E Corporation withhold a number of shares of common stock having a value equal to the minimum statutory tax or similar charge required to be paid or withheld.

Recoupment of Awards.
Awards are subject to recoupment in accordance with any applicable law and any recoupment policies, procedures, or requirements adopted by or applicable to the Corporation from time to time.

Miscellaneous.
The LTIP is generally not subject to the Employee Retirement Income Security Act of 1974 (ERISA) and it is not qualified under Section 401(a) of the Code.

Stock Options
What is a stock option?
A stock option allows you to buy a certain number of shares of PG&E Corporation common stock at a fixed price. The per share purchase price (or exercise price) generally will be equal to the closing price of PG&E Corporation common stock on the date on which the option is granted, unless otherwise specified in your award agreement.

Will I be required to pay for a grant of a stock option?
    Generally, no. It is anticipated that the grant of stock options would be made in recognition of your service to PG&E Corporation (or any of its subsidiaries) and would not require any cash payment. To purchase PG&E Corporation common stock underlying a stock option, however, you must exercise the stock option and pay the exercise price as described below and set forth in your award agreement.

When may I exercise my stock options?
You may not exercise your stock options until your right to do so has vested in accordance with the vesting terms that are determined when the stock options are granted and set forth in your award agreement governing your stock options. Vesting is generally contingent on your continued service to PG&E Corporation or its affiliates through the applicable vesting date. Stock options may also be subject to performance-based vesting measures that affect the number of options that you ultimately may be permitted to exercise. Please consult your award agreement for details regarding the vesting terms of your stock options.

How do I exercise my stock options?
You must deliver a completed electronic exercise election form to the record-keeper for the LTIP, which is currently Charles Schwab. Instructions for completing and submitting the form are available from the recordkeeper.

What happens if my service with PG&E Corporation ends before my stock option is fully vested and exercisable?
The award agreement describes what happens to the stock option if your service terminates before the stock option is fully vested and exercisable. In general, upon termination of service with PG&E Corporation (or any of its subsidiaries), you will forfeit all unvested stock options.

When do my stock options expire?
Although the term of an option may vary, in general, the term of each stock option is 10 years, unless otherwise specified in your award agreement. The options generally will expire earlier upon or within a specified period following your termination of service.

Do I have any shareholder rights?
You will not have any rights of a shareholder with respect to the shares subject to the options unless an option is exercised and shares are issued to you.

v

How do I pay for shares and taxes upon exercise of my stock options?
Unless your award agreement provides otherwise, you may pay the option exercise price and applicable tax withholdings using (1) cash, check or cash equivalent; (2) shares of PG&E Corporation common stock; (3) a "cashless exercise" procedure (whereby a broker sells a number of shares purchased upon exercise, with a value equal to the aggregate exercise price and applicable tax withholdings and remits the sale proceeds to PG&E Corporation to pay for the aggregate exercise price and applicable tax withholdings); (4) by surrendering a number of shares of PG&E Corporation common stock that otherwise would have been issued to you in connection with the stock option exercise, with an aggregate fair market value (as determined as of the business day before the date of exercise) equal to the aggregate exercise price and applicable tax withholdings, (5) by another method that pay be approved by the Committee or (6) any combination of the foregoing. If shares are used to pay all or part of the exercise price, the cash and any shares surrendered must have a fair market value (determined as of the business day before the date of exercise) that is not less than the applicable exercise price.

How is an incentive stock option different than a nonqualified stock option?
An incentive stock option and a nonqualified stock option have different U.S. federal tax consequences, which are explained in more detail in the “Tax Consequences” section below. Each stock option will be designated by the Committee as either an incentive stock option or a nonqualified stock option and set forth in the Award Agreement evidencing the grant. If an option granted as an incentive stock option fails to qualify as an incentive stock option under the Code, it will be treated as a nonqualified stock option.

Stock Appreciation Rights
What is a stock appreciation right?
    A stock appreciation right (SAR) gives you the right to receive an amount equal to the excess of the fair market value of a share of common stock of PG&E Corporation on the date of exercise over a fixed value (the “Base Price”) of the SAR. A SAR may be settled in [shares of common stock, cash, or any combination thereof] as specified by the Committee. The Base Price of a SAR granted under the LTIP will not be less than the fair market value of the shares of common stock subject to the SAR on the date the SAR is granted.

Will I be required to pay for a grant of stock appreciation rights?
    Generally, no. It is anticipated that SARs would be granted in recognition of your service to PG&E Corporation (or any of its subsidiaries) and would not require any cash payment.

When may I exercise my SARs?
You may not exercise your SARs until your right to do so has vested in accordance with the vesting terms that are determined when the SARs are granted and set forth in your award agreement governing your SARs. Vesting is generally contingent on your continued service to PG&E Corporation or its affiliates through the applicable vesting date. SARs may also be subject to performance-based vesting measures that affect the number of SARs that you ultimately may be permitted to exercise. Please consult your award agreement for details regarding the vesting terms of your SARs.

How do I exercise my SARs?
    You must deliver a completed electronic exercise election form to the record-keeper for the LTIP, currently Charles Schwab. Instructions for completing and submitting the form are available from the recordkeeper

What happens if my service with PG&E Corporation terminates before my stock appreciation right vests?
    The award agreement describes what happens to the SARs if your service terminates before the SARs are fully vested and exercisable. In general upon termination of service with PG&E Corporation (or any of its subsidiaries), you will forfeit all unvested SARs.

When do my SARs expire?
    Although the term of an SAR may vary, in general, the term of each SAR is 10 years, unless otherwise specified in your award agreement. The SARs generally will expire earlier upon or within a specified period following termination of service.

Do I have any shareholder rights?
You will not have any rights of a shareholder with respect to the SARs unless shares subject to the SARs are issued to you in settlement of the SARs. However, if the SARs are settled in cash, you will not become a shareholder, even if the amount of cash payable is determined by reference to the value of shares of common stock.

Restricted Stock
What is a restricted stock award?
    A restricted stock award is a grant of shares of PG&E Corporation common stock that is subject to vesting.

Will I be required to pay for a grant of restricted stock?
    Generally, no. It is anticipated that restricted stock awards would be granted in recognition of your service to the PG&E Corporation (or any of its subsidiaries) and would not require any cash payment. However, in setting the terms of the grant, the Committee has the discretion to require payment.

When will restricted stock awards vest?
    In order for your restricted stock awards to vest, you must generally remain in the service of PG&E Corporation during the vesting period. Vesting may also be contingent upon the achievement of specified performance conditions and/or such other terms and conditions determined by the Committee. Restricted stock awards that are subject to performance-based vesting terms are referred to as Performance Shares in the LTIP, and also may be called performance share units. The vesting terms of a restricted stock award will be set forth in your award agreement.

What happens to restricted stock awards if my service with PG&E Corporation terminates before my Award vests?
    The award agreement describes what happens to the restricted stock award if your service terminates before the restricted stock award is fully vested and transferable. In general upon termination of service with the PG&E Corporation (or any of its subsidiaries), you will forfeit all unvested restricted stock awards.

When will restricted stock awards be settled?
    When restrictions on the restricted stock award lapse (i.e., you vest) and you satisfy any other conditions imposed by the Committee pursuant to the LTIP or your award agreement, you will become the owner of unrestricted shares of common stock of PG&E Corporation.

Do I have any shareholder rights?
     Unless otherwise provided in your award agreement, you will have all of the rights of a shareholder with respect to restricted stock during the applicable restricted period, including the right to receive payment of dividends and distributions with respect to the underlying shares of PG&E Corporation common stock (which will be subject to the same vesting terms as the underlying shares of common stock).

Restricted Stock Units
What are restricted stock units?
A restricted stock unit is a right to receive shares of PG&E Corporation common stock when the restricted stock units are settled following vesting. PG&E Corporation common stock is not issued at the time of grant of a restricted stock unit award.

Will I be required to pay for a grant of restricted stock units?
Generally, no. It is anticipated that restricted stock unit awards would be granted in recognition of your service to the PG&E Corporation (or any of its subsidiaries) and would not require any cash payment. However, in setting the terms of the grant, the Committee has the discretion to require payment.

When will restricted stock units vest?
In order for your restricted stock awards to vest, you must generally remain in the service of PG&E Corporation during the vesting period. Vesting may also be contingent upon the achievement of specified performance conditions and/or such other terms and conditions determined by the Committee. Restricted stock unit awards that are subject to performance-based vesting terms are referred to as Performance Shares in the LTIP. The vesting terms of a restricted stock award will be set forth in your award agreement.

What happens to restricted stock unit awards if my service with PG&E Corporation terminates before the scheduled vesting date?
    Your award agreement describes what happens to the restricted stock unit if your service terminates before the scheduled vesting date. In general, upon termination of service with the PG&E Corporation (or any of its subsidiaries), you will forfeit all unvested restricted stock units.
Will I receive dividends on restricted stock units?
The Committee may provide in an award agreement that you will be entitled to receive dividend equivalents with respect to the payment of cash dividends, which, unless otherwise provided in an award agreement, will be credited to you in the form of additional whole restricted stock units as of the date of payment of such cash dividends on PG&E Corporation common stock. The number of additional restricted stock units (rounded to the nearest whole number) to be credited shall be determined by dividing the amount of cash dividends paid on such date with respect to the number of shares of common stock represented by the restricted stock units previously granted to you, by the fair market value of a share of common stock on such date. Settlement of dividend equivalents will be made in the same manner as the restricted stock units, which may include cash, shares of common stock of PG&E Corporation or a combination thereof.
How soon will I receive the shares after the restricted stock units have vested?
PG&E Corporation will generally issue shares of PG&E Corporation common stock in respect of your restricted stock units within 60 days after the restricted stock units vest but no later than March 15 of the year following the year in which any applicable performance period ends or at such other times as set forth in your award agreement. However, the Committee may also settle restricted stock units in cash or a combination of cash and shares of common stock.

PG&E Corporation will delay the issuance of any shares of common stock to the extent it is necessary to comply with Section 409A(a)(2)(B)(i) (relating to payments made to certain “key employees” of certain publicly-traded companies). In such event, any shares of common stock to which you would otherwise be entitled during the six-month period following the date of your “separation from service” under Section 409A (or shorter period ending on the date of your death following such separation) will instead be issued on the first business day following the expiration of the applicable delay period.

Do I have the same rights as other shareholders?
You will not have voting rights with respect to the restricted stock units until the date the underlying shares are issued (as evidenced by appropriate entry on the books of PG&E Corporation or its duly authorized transfer agent).

Performance Awards
What are performance awards?
Performance awards may be in the form of Performance Shares or Performance Units (each as may be described above) and are awards that are eligible to vest based on the achievement of performance measures at the end of a pre-established performance period (“Performance Period”), as set forth in your award agreement. Participants may receive one or more grants of performance awards, and each grant may reference one or more performance measures.

What are the performance measures and how do they work?
    A description of the applicable performance measures and how they work can be found in your award agreement.

When will performance awards vest?
Except as otherwise set forth in your ward agreement, vesting will occur following the Committee’s certification of the extent to which the performance goals applicable to each type of performance measure are achieved. Certification will occur after the completion of the relevant Performance Period.

Termination of Service
What happens to stock options, SARS, restricted stock, restricted stock units, and performance awards if my service is terminated?
In general, and unless otherwise specified in your award agreement, upon your voluntary termination of service with PG&E Corporation (other than retirement, if provided for in your award agreement), your termination of service with or without cause, or your death or disability, you will forfeit (1) any awards that have not yet vested and (2) any associated accrued dividends. Vested options generally must be exercised within 30 days or the remaining term of the stock options, whichever is shorter.

What happens to my stock options, SARS, restricted stock, performance awards, and restricted stock units if I retire?
If applicable, your award agreement will provide for the treatment of awards in the case of retirement.

Change in Control
What happens to stock options, SARS, restricted stock, restricted stock units, and performance awards if there is a “change in control” of PG&E Corporation?
In general, and unless otherwise specified in your award agreement, in the event of a “change in control” (as defined in the LTIP), the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (“Acquiror”), may, without your consent, either assume or continue your outstanding award or the Acquiror may provide substantially equivalent awards in substitution for those awards.
In general, and unless otherwise specified in your award agreement, if the Acquiror does not assume or continue your outstanding award or if the Acquiror does not provide substantially equivalent awards, then your awards will become fully vested, and your options and SARs become exercisable immediately prior to the “change in control.”
What happens to my award if my service is terminated other than for cause in connection with a “change in control” of PG&E Corporation?
Your award agreement describes what happens to your award upon termination of your service by PG&E Corporation other than for cause in connection with a “change in control.”

What would be considered a “change in control” of PG&E Corporation?
The LTIP defines the term “change in control.” A change in control of PG&E Corporation occurs when:

•Any person becomes the beneficial owner of securities of PG&E Corporation representing 30% or more of the combined voting power of PG&E Corporation’s then outstanding securities;

•If during any two consecutive years the directors at the beginning of the two-year period cease to be a majority of the Board of Directors at the end of the period, unless the election, or the nomination for election by the shareholders, of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were either (a) directors at the beginning of the two-year period or (b) were previously elected or nominated by at least two-thirds of the directors in office at the time of the individual director’s election or nomination;

•A consolidation or merger of PG&E Corporation is consummated and results in the former PG&E Corporation shareholders owning less than 70% of the voting power in the surviving entity (or parent of the surviving entity);

•Any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of PG&E Corporation is consummated; or

•The shareholders of PG&E Corporation approve a plan of liquidation or dissolution of PG&E Corporation.

What happens to my award if I am terminated from my position with a subsidiary of PG&E Corporation as a result of the divestiture or change in control of the subsidiary?
Your award agreement describes what happens to your award upon termination of your position by a subsidiary of PG&E Corporation as a result of a divestiture or “change in control” of the subsidiary.

Transferability: Resale Restrictions
May I transfer my stock options, SARS, restricted stock, restricted stock units, and performance awards to someone else?
Unless otherwise specified in your award agreement in accordance with the terms of the LTIP, you may not transfer your stock options, SARS, restricted stock, performance awards, or restricted stock units during your lifetime other than pursuant to a qualified domestic relations order (QDRO) or similar court order. After your death, your awards may be transferred in accordance with your will or in accordance with the laws of descent and distribution. Except for options that may have been transferred as described above, your options may be exercised during your lifetime only by you, your duly appointed legal representative, or the person named in a QDRO.

Are there any restrictions on my ability to sell common stock received when my awards are settled in shares of common stock or when I exercise my stock options?
You are free to sell your stock at any time, except when you are subject to a trading blackout or while you are in possession of nonpublic material information about PG&E Corporation or any of its subsidiaries. Confidential, nonpublic information should be considered material if there is substantial likelihood that a reasonable investor would consider the information important. You are prohibited by securities laws and by PG&E Corporation’s and Pacific Gas and Electric Company’s Insider Trading Policy from trading in securities of PG&E Corporation or Pacific Gas and Electric Company until the information has been disclosed and widely disseminated to the investing public, typically two full trading days following such disclosure. Also, if as determined by PG&E Corporation, your position exposes you to nonpublic material information, you may be temporarily prohibited from trading shares. You will be notified if this “blackout” period applies to you.

What if I am an executive officer of PG&E Corporation?
If you are an executive officer of PG&E Corporation or Pacific Gas and Electric Company, you will be prohibited from engaging in transactions involving securities of PG&E Corporation or Pacific Gas and Electric Company during quarterly blackout periods and you will be subject to the other conditions of PG&E Corporation’s and Pacific Gas and Electric Company’s Insider Trading Policy (in particular, requiring 10b5-1 plans for your transactions in PG&E shares subject to this prospectus). Executive officers of PG&E Corporation will be considered “affiliates” of PG&E Corporation (along with their spouses and other relatives sharing the same household). In general, if you are an affiliate of PG&E Corporation, your sales of shares must comply with SEC Rule 144. In addition, executive officers of PG&E Corporation and Pacific Gas and Electric Company are subject to the reporting and short-swing profit liability provisions of Section 16 of the Securities Exchange Act of 1934 Act with respect to their
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transactions in PG&E Corporation common stock and Pacific Gas and Electric Company preferred securities, respectively. Information regarding Rule 144 and Section 16 is available from the Corporate Secretary.

In addition, you will not be able to buy or sell your shares if you are subject to the trading restrictions imposed by the Sarbanes Oxley Act of 2002 in connection with a blackout period under a PG&E Corporation sponsored retirement plan.

Tax Consequences
    The following is a general description of the United States federal income tax consequences relating to your awards under the Code as currently in effect and is not intended to be a complete description of all the possible tax consequences. Federal tax treatment may change should the Code be amended. The consequences may differ based on your personal situation. PG&E Corporation cannot assure you of any particular tax result and is not providing you with tax advice. If you have any questions regarding the tax consequences of receiving a grant of stock options, SARS, restricted stock, restricted stock units, and performance awards you should contact your tax advisor. PG&E Corporation makes no representation that the LTIP will comply with Section 409A and makes no undertaking to prevent Section 409A from applying to the LTIP or any award or to mitigate its effects on any award.

You will be required to pay to PG&E Corporation, or to make arrangements satisfactory to PG&E Corporation for the payment of withholding taxes, including social security and Medicare taxes due under the Federal Insurance Contributions Act (FICA), and the California State Disability Insurance (SDI) tax that become due in connection with your awards. PG&E Corporation’s obligations under the LTIP and your award agreement are subject to payment of, or to the arrangement for payment of, all withholding taxes. PG&E Corporation will have the right, to the extent permitted by law, to deduct any such withholding taxes from any payment of any kind otherwise due to you.
Are there any tax consequences when I am granted a nonqualified stock option or SARs?
In general, there are no immediate federal income tax consequences when you are granted nonqualified stock options or SARs.

What are the tax consequences when I exercise my stock options or SARs?
When you exercise a nonqualified stock option or SAR, you generally will have taxable ordinary income equal to the difference between the current fair market value of the shares of common stock and the exercise price or base price. The amount of ordinary income will be included in your W-2 form for the year in which you exercised your stock option or SAR.

Will my exercise of a stock option or SAR be subject to tax withholding?
Yes. In connection with the exercise of a nonqualified stock option or SAR, PG&E Corporation will be required to withhold applicable taxes on income you recognize upon the exercise. Please see your award agreement for the methods by which you may satisfy the applicable withholding taxes.

What are the tax consequences if I sell the shares purchased upon exercise of a stock option?
If you sell the shares you purchased upon exercise of your nonqualified stock options you will be taxed on the excess of the sale price over the market value of the shares on the exercise date (your tax basis). (The market value of the shares on the date of exercise will be the sum of the option exercise price plus the amount of ordinary income you recognized when the option was exercised.) Whether or not this amount can be treated as long-term capital gain (or loss) depends on the length of time you held the shares before selling them. Currently, to receive long-term capital gain treatment you must hold the stock for more than one year. If you are subject to alternative minimum tax, you should consult your tax advisor.

If you paid the option exercise price by delivering shares you already owned, then the tax consequences upon sale of the shares are slightly different. Your tax basis in the surrendered shares and the length of time (the holding period) that you held the surrendered shares will be carried over to an equal number of shares that you acquired upon exercise. If you purchased more shares than the number of shares you delivered, the holding period for the excess shares will start on the date of exercise and the price of such shares will be equal to the market value of the shares on the date of exercise.

Are there any tax consequences when I am granted an incentive stock option?
In general, there are no immediate federal income tax consequences when you are granted incentive stock options.

What are the tax consequences when I exercise my incentive stock options?
You will not recognize any taxable income, for regular income tax purposes, at the time an incentive stock option is exercised. However, the amount by which the fair market value (at the time of exercise) of the purchased shares exceeds the exercise price paid for those shares will constitute an adjustment to your income for purposes of the alternative minimum tax.

What are the tax consequences if I sell the shares purchased upon exercise of an incentive stock option?
    The federal income tax liability will depend upon whether you make a qualifying or disqualifying disposition of the shares purchased under the incentive stock option. Subject to certain requirements in the Code, a qualifying disposition will occur if the sale or other disposition of shares takes place more than two years after the date the incentive stock option was granted and more than one year after the date that the stock option was exercised for the particular shares involved in the disposition. A disqualifying disposition is any sale or other disposition made before both of these requirements are satisfied.
What if I make a qualifying disposition?
    You will recognize a long-term capital gain equal to the excess of (a) the amount realized upon the sale or other disposition over (b) the exercise price paid for the shares. You will recognize a long-term capital loss if the amount realized is lower than the exercise price paid for the shares.

What if I make a disqualifying disposition?
    If you dispose of shares before the minimum holding periods described above have been satisfied, you will recognize ordinary income at the time of the disposition in an amount equal to the fair market value of the shares on the exercise date over the exercise price paid for those shares. Any additional gain recognized on the disqualifying disposition will be taxable at capital gains rates (long-term if the shares have been held for more than one year following the exercise date of the option). If the sale proceeds from a disqualifying disposition are less than the fair market value of the shares on the date of exercise, any ordinary income recognized is limited to the gain (if any) realized on the sale.

What are the tax consequences relating to restricted stock (including any Performance Share awards)?
    You will not recognize income until the transfer restrictions and forfeiture provisions lapse (i.e., you vest) unless you voluntarily elect to recognize income on the date of grant by filing an election under Section 83(b) of the Code. If you do not make a Section 83(b) election, then at the time that the transfer restrictions and forfeiture provisions lapse, you will recognize as ordinary income an amount equal to the excess of the fair market value of the shares on the date of lapse over the purchase price (if any) paid for such shares.

What is a Section 83(b) election?
    A Section 83(b) election is available only for awards of restricted stock (including performance shares). Section 83(b) allows you to recognize ordinary income on the fair market value of the restricted stock on the date of grant instead of on the date the award vests. Thereafter, any further gain or loss recognized upon the ultimate sale or disposition of the restricted stock is treated as capital gain or loss. Section 83(b) elections may be made with respect to restricted stock awards, to the extent permitted by the Committee.

How are dividends and dividend equivalents related to my restricted stock awards taxed?
Any dividends received with respect to a restricted stock award will be subject to the same vesting terms as the related restricted stock award. If you do not make a Section 83(b) election, you will not recognize ordinary income with respect to the dividends until the related restricted stock award vests (and therefore the dividends vest).

What are the tax consequences relating to restricted stock units (including Performance Units)?
You will not recognize income until the restricted stock units are settled. Generally, when your restricted stock units are settled after vesting, you will have taxable ordinary income in the amount of the fair market value of the shares received in connection with the settlement of the restricted stock units and you will be required to satisfy applicable withholding taxes.

In the following situations you may be required to satisfy FICA and California SDI taxes even though the restricted stock units have not yet been settled:

•If you are retirement-eligible on the date of the award (if your award agreement provides for continued vesting after retirement),

•When you become “retirement-eligible,” if your award agreement provides for continued vesting after retirement,

•If your service is terminated other than for cause (as described in your award agreement), or

•Any other situations under which your restricted stock units vest before they are settled.

How can I satisfy the amount of California SDI and FICA taxes that may be due before my restricted stock units are settled?
Under these circumstances FICA and California SDI taxes must be paid either by check payable to PG&E Corporation or through payroll deductions. Unless you deliver a check to PG&E Corporation, the amount will be satisfied through payroll deductions.

How can I satisfy the withholding taxes that arise when my restricted stock units vest?
    You must arrange to pay the withholding taxes that arise when your restricted stock units vest in a manner acceptable to PG&E Corporation. PG&E Corporation may withhold from the shares otherwise issuable to you in settlement of restricted stock units a number of whole shares having a fair market value, as determined by PG&E Corporation, equal to the applicable withholding taxes. The remaining number of whole shares will be issued to you.
What are the tax consequences if I sell shares I acquire upon vesting of restricted stock unit awards or settlement of my restricted stock units?
    If you recognize gain when you sell shares your gain will be taxable at long-term or short-term capital gain rates. If you recognize a loss, it will be a capital loss. The amount of your gain or loss will be the difference between the amount you receive on the sale of the shares and the value used to calculate the applicable withholding taxes when your award was settled. Whether your gain or loss is long-term or short-term will depend on whether you have held your shares for more than one year. The holding period generally begins at the time your performance awards or restricted stock units are settled or stock options are exercised, and shares are issued to you.

What is the impact of Section 409A of the Code on my awards?
    If an award is treated as “nonqualified deferred compensation” and the award does not comply with or is not exempt from Section 409A, Section 409A may impose additional taxes, interest and penalties on you. All grants made under the LTIP are designed and intended to either be exempt from or comply with Section 409A to avoid such additional taxes, interest and penalties. Neither the Committee nor PG&E Corporation is obligated to ensure that awards comply with Section 409A or to take any actions to ensure such compliance.

Additional Information about PG&E Corporation
PG&E Corporation has filed a registration statement relating to the offer and sale of its shares of common stock under the LTIP with the Securities and Exchange Commission (SEC). The following documents filed by PG&E Corporation with the SEC are incorporated by reference into the registration statement and into this prospectus:

•The annual report on Form 10-K of PG&E Corporation;

•Quarterly reports on Form 10-Q and Current Reports on Form 8-K;

•All other documents filed with the SEC pursuant to Section 13(a), 13(c), 14 and 15(a) of the Securities Exchange Act of 1934, as amended; and

•The description of PG&E Corporation common stock filed with the SEC, including any amendment or report filed for the purpose of updating such description.

All documents filed with the SEC by PG&E Corporation after the date the registration statement was filed and before the filing of a post-effective amendment to the registration statement that indicates all securities offered under the LTIP have been sold or deregisters all securities then remaining unsold, will also be incorporated by reference in this summary and deemed to be a part of this summary as of the date such documents are filed with the SEC.

Copies of the documents listed above (other than exhibits to such documents), and copies of PG&E Corporation’s latest annual report to shareholders, proxy statement, reports, and other communications sent to shareholders, will be sent to you without charge upon your request. Requests may be directed to:

Office of the Corporate Secretary
PG&E Corporation
77 Beale Street    P.O. Box 770000
San Francisco, California 94177
(Telephone: 415-973-8200)
These reports are also available through PG&E Corporation’s website at www.pgecorp.com, through the SEC’s website at www.sec.gov, and through various financial websites.

PG&E Corporation’s filings with the SEC, including its Annual Report on Form 10-K are available on PG&E Corporation’s website at www.pgecorp.com under the “Investors” link. (Click on “Financial Reports” and then click on “SEC Filings.”)